Exhibit 99.1

For Immediate Release: January 8, 2007

Information Contacts: Dustin Shindo, 808-682-7800, info@hokuscientific.com or

Gynii Gilliam, 208-233-3500, gynii@bannockdevelopment.org

Hoku Materials Plans New Polysilicon Plant for Pocatello

Pocatello, Idaho — Hoku Materials, a division of Hoku Scientific, Inc. (NASDAQ:HOKU), today announced it plans to build a $220 million polysilicon production plant in Pocatello with a payroll of 200 when the plant initiates operations. The City of Pocatello has reserved 450 acres of vacant land for Hoku’s facilities and future expansion. Subject to financing and other conditions, engineering and construction is planned to begin in the coming months and Hoku expects that the plant will be operational in late 2008.

The Hawaii-based company focuses on clean energy technology and plans to produce a highly pure form of silicon, the key material used in most solar power systems.

Company officials announced the Pocatello initiative surrounded by representatives from the Bannock Development Corp., the city and Idaho Commerce & Labor.

Dustin Shindo, chairman, president and chief executive officer of Hoku Scientific, said, “We are pleased to have selected the City of Pocatello as the location for our polysilicon production facility. We believe Pocatello is an ideal location for a business of this nature due to its pro business environment, highly skilled labor force, and ability to meet the operational needs of a growing company such as ours.”

The company has contracted with CH2M HILL Lockwood Greene for engineering and other services for the Pocatello plant. CH2M Hill Lockwood Greene is one of the largest and most experienced engineering and construction management companies in the world.

Idaho Governor C.L. “Butch” Otter praised Hoku’s decision to locate in Idaho. “It speaks well of the company’s commitment to efficiency and employing a quality work force. It also says great things about the people of the Pocatello area and Idaho’s commitment to attracting good jobs to our state.”

Mayor Roger Chase of the City of Pocatello stated, “Having worked closely with the company’s management team over the past several months we are excited to have them become part of the Pocatello community.”

“This is a tremendous opportunity for Pocatello,” Mayor Chase added. “Not only have we brought a company to Pocatello that will be a major employer, but the spin-off potential could have an even greater impact for our community.”

Idaho Commerce & Labor, Bannock Development, the city and Idaho State University have been working together successfully to attract high technology companies like Hoku Materials to southeastern Idaho. The state has offered $1.2 million in work force training funds to the company and $200,000 to the City of Pocatello to offset public facility costs necessary to facilitate Hoku’s plans.

Idaho Commerce & Labor Director Roger B. Madsen received a call from Hoku officials last spring when they were searching for expansion sites. Since then, his agency has been working with the city and the Bannock Development Corporation to land the project for Pocatello.

“The support of Mayor Chase and the Bannock Development Corporation helped seal the deal,” said Madsen. “Hoku’s advancements in the area of fuel cell technology hold a lot of potential for partnerships with the Idaho National Lab. A project like this and any additional spin-offs could help move our state into the next generation of energy development.”

Bannock Development Chairman Phil Joslin said Hoku’s announcement is a great way for his group to start the New Year.

“Deals like this can often take a long time to finalize,” said Joslin. “The fact that an agreement was reached so quickly is a credit to the entire Bannock Development staff and all of our partners who work in economic development.”

Founded in 2001, Hoku Scientific, Inc. went public in August 2005 with an initial offering of 3.5 million shares of its common stock that opened at $6 per share.

About Hoku Scientific, Inc.

Hoku Scientific (NASDAQ: HOKU) is a clean energy technologies company that develops and manufactures fuel cell membranes and membrane electrode assemblies for stationary (including residential and back-up power applications) and automotive proton exchange membrane fuel cells. The Company is currently planning to expand its business to manufacture solar modules and polysilicon for the solar market. For more information visit www.hokuscientific.com.

About the City of Pocatello

Founded in 1889, Pocatello is known as the “Gateway to the Northwest.” The City has excellent air, rail and ground transportation at the intersection of I-15 and I-86, as well as cutting edge telecommunications services. It is home to AMI Semiconductor, Heinz Frozen Foods, and J.R. Simplot. The community has also been recognized by Forbes.com as a “Best Small Place for Business” for years in a row, as well as ranked one of the top ten small places to move and raise a family. All this, plus only minutes away from the best recreational opportunities the west has to offer. For over 100 years, Pocatello has been welcoming visitors, new residents, and businesses to the community. For additional information, please visit: www.pocatello.us and www.bannockdevelopment.org.

Forward-Looking Statements

This press release contains forward-looking statements that involve many risks and uncertainties. Hoku’s ability to establish polysilicon production facilities in Pocatello, Idaho and manufacture polysilicon, to manufacture polysilicon of sufficient quality; Hoku ‘s future financial performance; Hoku’s business strategy and plans; and objectives of management for future operations. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause Hoku’s actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. In evaluating these statements, you should specifically consider the risks described in Hoku’s filings with the Securities and Exchange Commission. Except as required by law, Hoku assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Hoku, Hoku Solar, Hoku Materials and the Hoku Scientific logo are trademarks of Hoku Scientific, Inc., all rights reserved.